ISO BLOCK PRODUCTS USA, INC.



                            CERTIFICATE OF AMENDMENT
                                       to
                            ARTICLES OF INCORPORATION
                                       of
                          ISO BLOCK PRODUCTS USA, INC.


     ISO BLOCK PRODUCTS USA, INC., a corporation organized and existing under and by virtue of the Colorado Business Corporation Act, does hereby certify that:

          A. The name of the corporation is ISO BLOCK PRODUCTS USA, INC.

          B. Article THIRD of the corporation's Amended and Restated Articles of Incorporation permits the Board of Directors to determine from time to time the designations, preferences, limitations and relative rights of the preferred shares prior to issuance thereof.

          C. The Board of Directors of the corporation have, by the unanimous written consent of its members, taken pursuant to Section 7-108-122, on December 5, 1996 duly adopted a resolution setting forth an amendment to the Articles of Incorporation of the corporation designating and establishing a series of preferred stock consisting of 1,500,000 preferred shares known as the "SERIES 1996, NON-VOTING CONVERTIBLE PREFERRED STOCK". The corporation submits this Certificate of Amendment to its Articles of Incorporation for the purpose of establishing and designating such series of preferred stock.

          D. A copy of the Resolution of the Board of Directors Establishing a Series of Shares of Preferred Stock of Iso Block Products USA, Inc., dated as of December 5, 1996, setting forth the text of the amendment determining the designations, preferences, limitations and relative rights of the Series 1996, Non-Voting Convertible Preferred Stock, is attached hereto as Exhibit A and is herein incorporated by reference as if fully set forth herein.

          E. No shares of the Series 1996, Non-Voting Convertible Preferred Stock have been issued or will be issued prior to the filing of this Certififate of Amendment with the Secretary of State of the State of Colorado. No approval of the corporation's shareholders is necessary in regard to this amendment.

     IN WITNESS WHEREOF, the undersigned haS executed this Certificate of Amendment as of the below date.

DATED:  January 22, 1997

                                           ISO BLOCK PRODUCTS USA, INC.



                                           By: /s/ Egin Bresnig
                                           --------------------
                                           Egin Bresnig, Chief Executive Officer


(SEAL)

                             RESOLUTION OF DIRECTORS
               ESTABLISHING A SERIES OF SHARES OF PREFERRED STOCK
                                       of
                          ISO BLOCK PRODUCTS USA, INC.

               SERIES 1996, NON-VOTING CONVERTIBLE PREFERRED STOCK


     The undersigned, constituting the entire board of directors of ISO BLOCK PRODUCTS USA, INC., a Colorado corporation ("Company"), hereby take the following actions by unanimous written consent in lieu of a meeting, as authorized by Section 7-108-202 of the Colorado Business Corporation Act:

     WHEREAS, the Board of Directors of the Company ("Board") desires to establish and designate a series of shares of Preferred Stock and to fix and determine the relative rights and preferences thereof in accordance with the following resolution; and

     WHEREAS, the Company, FRANCHISE CONNECTION, INC., a Colorado corporation ("Franchise Connection"), and the shareholders of Franchise Connection, have entered into that certain Exchange Agreement and Plan of Reorganization dated December 10, 1996 (the "Exchange Agreement"), pursuant to which the Company has agreed to acquire all of the issued and outstanding shares of capital stock of Franchise Connection, and to issue to the Franchise Connection shareholders in full payment therefor an aggregate of 500,000 shares of the authorized but unissued shares of the Company's common stock, no par value, and 1,500,000 shares of the Company's Series 1996, Non-Voting Convertible Preferred Stock, no par value hereby established, subject to certain adjustments; it is therefore

     RESOLVED, FIRST, that the Board hereby establishes and designates a series of Preferred Stock of the Company to consist of 1,500,000 shares, without any stated or par value per share, and hereby affixes the voting powers, designation, rights, preferences, privileges and restrictions of the shares of such series, as follows:

     1. Designation and Consideration.

          The designation of the series of Preferred Stock created by this Resolution shall be the "SERIES 1996, NON-VOTING CONVERTIBLE PREFERRED STOCK", without any stated or par value. Shares of this series are hereinbelow referred to as the "Series 1996 Preferred Stock." The shares of Series 1996 Preferred Stock shall be issued solely to the shareholders of Franchise Connection as part of the Company's acquisition of all of the issued and outstanding capital stock of Franchise Connection, as called for in the Exchange Agreement. Once duly issued, shares of the Series 1996 Preferred Stock shall be deemed fully paid and nonassessable.

     2. Dividends.

          No dividends shall be payable on the Series 1996 Preferred Stock.

     3. Redemption.

          The shares of Series 1996 Preferred Stock shall not be subject to redemption without the consent of the holders thereof.

     4. Conversion Right.

          4.1 Conversion Rate. Each share of Series 1996 Preferred Stock may, subject to the terms hereof and subject to adjustment as provided below, at any time commencing three (3) years after the date of original issuance (the "First Conversion Date"), be converted at the option of the holder thereof into one (1) fully paid, nonassessable share of common stock of the Company, no par value per share. The common shares of the Company into which shares of Series 1996 Preferred Stock are converted ("conversion shares") will not be registered under the Securities Act of 1933, as amended ("Act"), but shall be issued in reliance upon Section 4(2) of the Act or other available exemption from registration under the Act, on the grounds that the issuance of the Series 1996 Preferred Shares is a transaction not involving any public offering. Conversion shall be deemed to occur on the date a certificate or certificates evidencing shares of Series 1996 Preferred Stock being converted is presented to the Company or to the Company's transfer agent and registrar, properly endorsed and accompanied by the proper fee payable to the transfer agent.

          4.2 Performance-Based Adjustments to Conversion Rate. In addition to any adjustments which may be required by Section 4.3 hereof, the number of conversion shares issuable upon conversion of any Series 1996 Preferred Shares shall be subject to adjustment as provided in this paragraph. If Franchise Connection and its subsidiaries have not by the First Conversion Date on a combined basis sold an aggregate of at least 150 franchises marketed by Franchise Connection and any subsidiaries thereof, the number of conversion shares into which the Series 1996 Preferred Shares are convertible shall be proportionally reduced. (For example, if by the First Conversion Date, Franchise Connection and subsidiaries have sold an aggregate of only 75 franchises, then only 1/2 of one share of the Company's common stock shall be issuable upon conversion of each share of Series 1996 Preferred Stock.)

          4.3 Other Adjustments to Conversion Rate. The conversion rate set forth in paragraph 4.1 above will be subject to further adjustment if the Company is reorganized, merged, consolidated or party to a plan of exchange with another corporation pursuant to which shareholders of the Company receive any shares of stock or other securities, or in the event of any sale or other transfer of all or substantially all of the Company's assets, or in case of any reclassification of or reverse split or split of the Common Stock, holders of shares of the Series 1996 Preferred Stock shall be entitled, after the occurrence of any such event, to receive on conversion thereof the kind and amount of shares of stock or other securities, cash or other property receivable upon such event by a holder of the number of Common Shares into which the shares of Series 1996 Preferred Stock might have been converted immediately prior to occurrence of the event. For purposes of this paragraph, the term "shareholder" means a holder of Common Stock. The conversion rate will be subject to adjustment for any other reason required by the terms of the Exchange Agreement.

          4.4 Common Stock Authorized. By adoption of this Resolution, the Board hereby specifically authorizes the issuance of an aggregate of 1,500,000 Common Shares upon conversion of the Series 1996 Preferred Stock; provided, however, that if any adjustment to the conversion rate established in paragraph 4.1 should require the issuance of a greater number of Common Shares, then the issuance of such greater number of Common Shares hereby is authorized.

          4.5 No Fractional Shares Issuable. No fractional share of Common Stock, or scrip or other instrument representing a fractional Common Share, shall be issued upon conversion of any share of Series 1996 Preferred Stock. If any such conversion results in a fractional share of Common Stock being issuable, the Company shall pay to the converting holder an amount, in cash, equal to the market value of the fractional interest or, if there is no market value or none is readily ascertainable, then such amount as the Board determines is reasonable in the circumstances.

     5. Rights on Liquidation, Dissolution, or Winding Up.

          5.1 Payment of Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series 1996 Preferred Stock then outstanding shall be subordinate to all claims of the Company's creditors and to all claims of the holders of every other series of the Company's preferred stock then issued and outstanding (unless such a series is expressly made subordinate to or of a parity with the Series 1996 Preferred Stock) but otherwise are entitled to share ratably with the holders of the Company's no par value common stock in the Company's assets available for distribution to its shareholders.

          5.2 Effective Reorganization. Neither the consolidation or merger of the Company with or into any other company nor the lease, exchange, sale or transfer of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company's affairs, whether voluntary or otherwise, within the meaning of this Section 5.

     6. Voting Rights.

          The shares of the Series 1996 Preferred Stock shall not have the right to vote in the election of directors of the Company or on any other matters upon which shareholders of the Company may or must vote, except matters specifically, directly and adversely affecting their rights as holders of Series 1996 Preferred Stock and shall have only such voting rights as a class as are unequivocally conferred in this Resolution, by the Colorado Business Corporation Act or other controlling corporation law statute. Any matter which requires the approval of the holders of the Series 1996 Preferred Stock shall require only the affirmative vote of a majority of the votes cast by the holders of such shares, voting as a separate class, at any lawful meeting of such holders which commences with a quorum. Whenever such shares are entitled to vote, each share of Series 1996 Preferred Stock shall be entitled to one vote.

     7. Certain Corporate Actions.

          The Company shall not amend its articles or certificate of incorporation without the prior approval of the holders of the Series 1996 Preferred Stock, voting as a separate class, if such amendment would directly or indirectly effect any adverse change in any of the rights, preferences or privileges of, or limitations provided for herein for the benefit of, the holders of Series 1996 Preferred Stock. Without limiting the generality of the foregoing, no such amendment may be effected without such approval if such amendment would:

               (a) Reduce the amount payable to the holders of Series 1996 Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences of the holders of Series 1996 Preferred Stock relative to the rights upon liquidation, dissolution or winding up of the holders of any other class or series of the Company's shares; OR

               (b) Cancel or modify the right of holders of Series 1996 Preferred Stock to convert such shares to Common Shares of the Company, all as set forth in this Resolution.


     8. Rank of Series 1996 Preferred Stock.

          The shares of the Series 1996 Preferred Stock shall rank junior to all series of preferred stock of the Company in existence as of this date and to all series of preferred stock of the Company hereafter created, unless such subsequently created series expressly ranks on a parity with or subordinate to the Series 1996 Preferred Stock. The Company may issue other shares of another class or series of preferred stock after the date of this Resolution which rank on a parity with or senior to the Series 1996 Preferred Stock.


     9. Investment Intent Required.

          The shares of Series 1996 Preferred Stock shall not be registered under the Act but will be offered and sold in reliance upon one or more exemptions from such registration. Every person acquiring shares of Series 1996 Preferred Stock shall be required to affirmatively set forth his, her or its intention to acquire such shares for investment purposes only and intention not to effect any distribution of such shares in the United States of America. Shares of Series 1996 Preferred Stock may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until registered under the Act, or such offer, sale or transfer, pledge or hypothecation is, in the opinion of Company counsel, exempt from the registration provisions of the Act. Appropriate representations also may be required of any holder of Series 1996 Preferred Shares at the time of requesting conversion of those shares into shares of the Company's common stock.

     10. Tax Matters.

          The holders of Series 1996 Preferred Stock shall be solely liable for and shall pay any and all taxes and other governmental charges, of every kind, that may be imposed in respect of the issue or delivery of Common Shares upon redemption or conversion of Series 1996 Preferred Stock. The Company may withhold certain of such Common Shares in order to satisfy the Company's tax withholding obligations or take similar steps to ensure that such taxes and charges are duly paid. If the Company becomes liable for or pays any such taxes due to acts of a Series 1996 Preferred Stock holder, it may, in order to recoup the amount of such tax or tax liability:

               (i) withhold the amount of such tax or tax liability from any funds whatever in or coming into the Company's possession and belonging to such holder, including dividends declared on the Series 1996 Preferred Stock and payable to such holder; and/or

               (ii) cancel and reissue in the Company's name such number of shares of Series 1996 Preferred Stock, based upon the original issue price per share, as will equal the amount of the tax paid or tax liability incurred.

     IN WITNESS WHEREOF, the undersigned directors have duly approved the foregoing resolution effective as of December 5, 1996.



                                         By: /s/ Karin Kuhbander
                                         -----------------------
                                         Karin Kuhbander



         By: /s/ Egin Bresnig            By: /s/ Dean Wicker
         --------------------            -------------------
         Egin Bresnig                    Dean Wicker





(SEAL)